Exhibit 99.1

John E. Schlifske Elected to Kohl's Corporation Board of Directors

MENOMONEE FALLS, Wis., August 10, 2011 – Kohl's Corporation (NYSE: KSS) today announced that its Board of Directors has elected John E. Schlifske as a new board member, effective immediately. He has been elected to a term expiring at Kohl's 2012 annual shareholders meeting and will be eligible for re-election by Kohl's shareholders at that time. He will initially serve on the Board of Directors' Governance and Nominating Committee.

Mr. Schlifske is chairman and chief executive officer of Northwestern Mutual. He was appointed CEO effective July 1, 2010 and chairman effective August 1, 2010. He is also a member of the Northwestern Mutual Board of Trustees.

Kevin Mansell, Kohl's chairman, president and chief executive officer, said, "John is a great addition to our board. His extensive financial management experience and proven track record as a leader of a major corporation will be valuable assets to Kohl's as we continue to focus on executing our strategy and growing our market share.”

Schlifske is a director of the Russell Investment Company. He serves on the boards of Children’s Hospital of Wisconsin, Froedtert Health, a regional health care organization, and the Metropolitan Milwaukee Association of Commerce. He is also a member of the Greater Milwaukee Committee.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl’s operates 1,097 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl’s has raised more than $180 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

CONTACT: Kohl's Corporation
Investor Relations: Wes McDonald, (262) 703-1893
Media: Vicki Shamion, (262) 703-1464